Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of this February 18, 2015 (the “Effective Date”), by and among Petro River Oil Corp., a Delaware corporation (“Petro River”), Petro Spring I, LLC, a Delaware limited liability company (the “Purchaser”), Havelide GTL LLC, a Delaware limited liability company (the “Seller”) and the shareholders set forth on the signature page hereto (collectively, the “Shareholders”)  Purchaser, Seller and Shareholders are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Seller is an energy technology company involved in developing a new process and system of converting natural gas into liquid (the “Havelide System”);

WHEREAS, in connection with the Havelide System, the Seller has developed and obtained those patents relating to its gas to liquid technology set forth on Exhibit A hereto (the “Patents”); and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller will sell to Purchaser, and Purchaser will purchase from Seller, all the assets of the Seller as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

AGREEMENT

1.           Purchase and Sale.

(a)           Purchased Assets.  As of the Effective Date, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to the following property and assets, free and clear of all Encumbrances (as defined herein) (collectively, the “Purchased Assets”):

(i)           all Intellectual Property Assets, including the Patents;

(ii)           all Inventories;

(iii)           all Accounts Receivable;

(iv)           all consents, licenses, registrations, applications (including patent applications) or permits issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement and all pending applications therefor or renewals thereof;

(v)           all data, products, processes, methodologies, formulas, plans, projections, know-how, software, hardware, computer or telecommunications systems, inventions, licenses, contracts, agreements, research and development reports, and all other tangible and intangible assets, in each case related to the operations of Seller or the Havelide System;

(vi)           all of the intangible rights and property of Seller, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(vii)           all bank accounts, lockbox accounts, investment accounts and other accounts maintained by or for the benefit of Seller; and

(viii)           all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

Notwithstanding the foregoing and as otherwise agreed by the Parties in writing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption or obligation to pay for any of the debts, liabilities, or other obligations of Seller (the “Liabilities”).

(b)           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1(a) or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(i)           all minute books, stock records and corporate seals;

(ii)           the shares of capital stock of Seller held in treasury;

(iii)           all insurance policies and rights thereunder;

(iv)           all personnel records and other records that Seller is required by law to retain in its possession;

(v)           all claims for refund of taxes and other governmental charges of whatever nature; and

(vi)           all rights in connection with and assets of the employee plans;

2.           Purchase Price.                                At the Closing, the Purchaser and Petro River shall deliver to the Seller for the Purchased Assets (the “Purchase Price”) (i) 13,333,333 shares of common stock of Petro River (the “Common Stock Shares”), and (ii) a 5 year warrant to purchase 26,666,667 shares of common stock of Petro River, at an exercise price of $0.25 in the form attached as Exhibit B hereto (the “Warrant”).

3.           Closing.                      (a)           The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Purchaser’s counsel at 205 East 42nd Street, 14th Fl, New York, New York 10017, commencing at 10:00 a.m. (local time) on the business day following the date of deliver by the Purchaser to Seller of a written notice that each of the Closing conditions set forth in Section 3(b), Section 7 and Section 8 can be satisfied.

(b)           Seller Closing Conditions.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing the Seller and Shareholders, as the case may be, shall deliver to Purchaser:

(i)           an assignment of all of the Purchased Assets that are intangible personal property, including all Intellectual Property Assets, and a bill of sale for all of the Purchased Assets that are Tangible Personal Property in the form of Exhibit C (the “Assignment and Bill of Sale”) executed by Seller;

(ii)           a U.S Patent Assignment Agreement in the form of Exhibit D  (the “Patent Assignment Agreement ”) executed by Seller;

(iii)           such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance satisfactory to Purchaser and its legal counsel and executed by Seller;

(iv)           an employment agreement in the form of Exhibit E, executed by Stephen Boyd (the “Employment Agreement”);

(v)           noncompetition agreements in the form of Exhibit F executed by the Seller and each Shareholder (the “Noncompetition Agreements”);

(vi)           a certificate executed by Seller and each Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6; and

(vii)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the contemplated transaction and accompanied by the requisite documents for amending the relevant governing documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Authority.

(c)           Purchaser shall deliver to Seller and Shareholders, as the case may be:

(i)           an irrevocable instruction to Petro River’s transfer agent to issue the Common Stock Shares to the Seller;

(ii)           the Warrant;

(iii)           the Patent Assignment Agreement executed by Purchaser;

(iv)           the Employment Agreement executed by Purchaser; and

(v)           the Noncompetition Agreements executed by Purchaser;

4.           Representations and Warranties of Seller and Shareholders.  The Seller and each Shareholder hereby represents and warrants to Purchaser as of the Effective Date as follows:

(a)           Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Authority. This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Seller and Shareholders of the this Agreement, the Assignment and Assumption Agreement, the Employment Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms.  Seller has the absolute and unrestricted right, power and authority to execute and deliver the Seller’s Closing Documents to which it is a party and to perform its obligations under the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.  Each Shareholder has all necessary legal capacity to enter into the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(c)           Title to Assets.  The Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business and the Havelide System in the manner presently operated by Seller and (ii) include all of the operating assets of Seller.  Seller has full and complete title to all of the Purchased Assets and, at the Closing, free and clear of all security interests, liabilities, conditions, pledges, liens, mortgages, conditional sales contracts, attachments, hypothecations, judgments, easements, claims, and encumbrances of every kind and nature (collectively, “Encumbrances”).

(d)           Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Seller, threatened against or affecting any Seller that could reasonably be expected to, individually or in the aggregate, have a material adverse effect on, or question the validity of, any of the Purchased Assets.

(f)           No Undisclosed Liabilities.  Schedule 4(f) contains the true and correct financial statements of the Seller for the fiscal year ending 12/31/2014 (the “Financial Statements”) and except as set forth on Schedule 4(f), Seller has no Liability except for Liabilities reflected or reserved against in the balance sheet or the interim balance sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the interim balance sheet.

(g)           No Material Adverse Change.  Since the date of the Financial Statements, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

(h)           Intellectual Property Assets.

(i)           The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(1)           Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(2)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(3)           all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(4)           all rights in mask works;

(5)           all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(6)           all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(ii)           Exhibit A contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Purchaser accurate and complete copies, of all Seller contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $250 under which Seller is the licensee.  There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such contracts.

(iii)           (a)           Except as set forth in Exhibit A, the Intellectual Property Assets are all those necessary for the operation of Seller’s business and the Havelide System as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3(h)(iii).

(2)           Except as set forth in Exhibit A, all former and current employees of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(iv)           (1)           Exhibit A contains a complete and accurate list and summary description of all Patents.

(2)           All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing.

(3)           No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.  To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(4)           Except as set forth in Exhibit A, (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other person.

(5)           All products made, used or sold under the Patents have been marked with the proper patent notice.

(v)           (b)           Exhibit A, contains a complete and accurate list and summary description of all Marks.

(2)           All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing.

(3)           No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(4)           To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other person.

(5)           No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.  None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other person.

(6)           All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(2)           Exhibit A contains a complete and accurate list and summary description of all Copyrights.

(1)           All of the registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(2)           No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third Party or is a derivative work based upon the work of any other person.

(3)           All works encompassed by the Copyrights have been marked with the proper copyright notice.

(3)                      (a)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(2)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(3)           Seller has good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(4)           Exhibit A contains a complete and accurate list and summary description of all Net Names.

(1)           All Net Names have been registered in the name of Seller and are in compliance with all formal legal requirements.

(2)           No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to Seller’s Governmental Authority, no such action is threatened with respect to any Net Name.

(3)           To Seller’s Governmental Authority, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(4)           No Net Name is infringed or, to Seller’s Governmental Authority, has been challenged, interfered with or threatened in any way.  No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i)           Securities Law Matters. Seller is acquiring the Common Stock Shares and Warrants (collectively, the “Securities”) for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).  Seller confirms that Purchaser has made available to Seller and its representatives the opportunity to ask questions of the officers and management employees of Purchaser and to acquire such additional information about the business and financial condition of Purchaser as Seller has requested, and all such information has been received. The Seller acknowledges that the Securities will contain restrictive legends prohibiting the transfer or sale of the Securities without complying with the Securities Act.

(j)           Compliance with Legal Requirements; Governmental Authorizations. Except as set forth in Schedule 4(j):

(i)           Seller is, and at all times has been, in full compliance with each legal requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or the Havelide System;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any legal requirement or (b) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)           Seller has not received, at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other person regarding (c) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement or (d) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(k)           Environmental Matters.  Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law.  Neither Seller nor either Shareholder has any basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from any Governmental Authority or private citizen acting in the public interest of any actual or potential violation or failure to comply with any environmental law, or of any actual or threatened obligation to undertake or bear the cost of any environmental Liabilities with respect to any property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other person for whose conduct it is or may be held responsible, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(l)            Disclosure.  No representation or warranty or other statement made by Seller or either Shareholder in this Agreement, the certificates delivered hereunder or otherwise in connection with the contemplated transaction contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  Seller does not have knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement.

5.           Purchaser’s Representations and Warranties. The Purchaser hereby represents and warrants to the Seller:

(a)           Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

(b)           Authority; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.  Upon the execution and delivery by Purchaser of the Assignment and Assumption Agreement, the Employment Agreements, and each other agreement to be executed or delivered by Purchaser at Closing (collectively, the “Purchaser’s Closing Documents”), each of the Purchaser’s Closing Documents will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.  Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Purchaser’s Closing Documents and to perform its obligations under this Agreement and the Purchaser’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(c)           Brokers or Finders.  Neither Purchaser nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

(d)           Securities.  The Common Stock Shares and the Warrant have been, and and the shares of common stock issuable upon the exercise of the Warrant (the “Underlying Shares”), will be, fully paid and nonassessable and free of preemptive or similar rights.  The Common Stock Shares and Warrant have been, and the Underlying Shares will be, issued in compliance with applicable securities laws, rules and regulations.  Petro River has reserved from its duly authorized capital stock the Common Stock Shares and Underlying Shares to be issued to the Seller under this Agreement.

6.           Additional Covenants and Agreements.

(a)           Additional Funding Obligations. Following the Closing, the Purchaser agrees to fund the testing and development of the Havelide System (the “Development Funding”), upon an mutually agreeable phase I budget and timeline with the Seller.  Upon successful completion of the phase I budget, the Purchaser shall fund phase II and phase III budgets upon budgets to be mutually agreed upon.

(b)           Operation of the Business of Seller.  Between the date of this Agreement and the Closing, Seller shall (and Shareholders shall cause Seller to):

(i)           conduct its business only in the ordinary course of business;

(ii)           except as otherwise directed by Purchaser in writing, and without making any commitment on Purchaser’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii)           confer with Purchaser prior to implementing operational decisions of a material nature;

(iv)           otherwise report periodically to Purchaser concerning the status of its business, operations and finances;

(v)           make no material changes in management personnel without prior consultation with Purchaser;

(vi)           maintain the Purchased Assets in a state of repair and condition that complies with legal requirements and is consistent with the requirements and normal conduct of Seller’s business;

(vii)           keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(viii)           comply with all legal requirements and contractual obligations applicable to the operations of Seller’s business;

(ix)           continue in full force and effect the insurance coverage currently existing;

(x)           cooperate with Purchaser and assist Purchaser in identifying the governmental authorizations required by Purchaser to operate the business from and after the Closing and either transferring existing governmental authorizations of Seller to Purchaser, where permissible, or obtaining new governmental authorizations for Purchaser;

(xi)           upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Purchaser to consummate the contemplated transactions all without further consideration; and

(xii)           maintain all books and Records of Seller relating to Seller’s business in the ordinary course of business.

(c)           Access and Investigation.  Between the date of this Agreement and the Closing, and upon reasonable advance notice received from Purchaser, Seller shall (and Shareholders shall cause Seller to) (i)  afford Purchaser and its representatives and prospective lenders and their representatives (collectively, “Purchaser Group”) full and free access, during regular business hours, to Seller’s personnel, properties, contracts, governmental authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) furnish Purchaser Group with copies of all such contracts, governmental authorizations, books and records and other existing documents and data as Purchaser may reasonably request; (iii) furnish Purchaser Group with such additional financial, operating and other relevant data and information as Purchaser may reasonably request; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the properties, assets and financial condition related to Seller.  In addition, Purchaser shall have the right to have the tangible personal property inspected by Purchaser Group, at Purchaser’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the tangible personal property.

(d)           Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing, Seller shall not, and Shareholders shall not permit Seller to, without the prior written Consent of Purchaser, take any affirmative action, or fail to take any reasonable action within its control, as a result of which could cause a materially adverse affect on the business or Havelide System or increase any Liabilities.

(e)           Required Approvals.  As promptly as practicable after the date of this Agreement, Seller shall make all filings required by legal requirements to be made by it in order to consummate the contemplated transaction.  Seller and Shareholders also shall cooperate with Purchaser and its representatives with respect to all filings that Purchaser elects to make or, pursuant to legal requirements, shall be required to make in connection with the contemplated transaction.  Seller and Shareholders also shall cooperate with Purchaser and its representatives in obtaining all material consents.

(f)           Notification.  Between the date of this Agreement and the Closing, Seller and Shareholders shall promptly notify Purchaser in writing if any of them becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Shareholders’ discovery of, such fact or condition. During the same period, Seller and Shareholders also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or Shareholders in this Section 6.

(g)           No Negotiation.  Until such time as this Agreement shall be terminated, neither Seller nor either Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Purchaser) relating to any business combination transaction involving Seller, including the sale by Shareholders of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Purchased Assets.  Seller and Shareholders shall notify Purchaser of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or either Shareholder.

(h)           Best Efforts.  Seller and Shareholders shall use their best efforts to cause their obligations under this Agreement to be satisfied.

(i)           Payment Of Liabilities.  Seller shall pay or otherwise satisfy in the ordinary course of business all of its Liabilities and obligations.  Purchaser and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the contemplated transaction.

(j)           Cooperation.  The Parties hereto agree to cooperate reasonably with each other and with their respective authorized representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated thereby.

(k)           Reimbursement.  In consideration of Purchaser acquisition of the Purchased Assets hereunder and in addition to all of the Sellers other obligations under this Agreement, the Seller and Stockholders shall defend, protect, indemnify and hold harmless the Purchaser and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Related Persons") from and against any and all actions, causes of action, suits, claims, damages, liabilities, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys’ fees in connection therewith (irrespective of whether any such Related Person is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Related Person as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Related Person by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Seller may be unenforceable for any reason, the Seller shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

7.           Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

(a)           All of Seller’s and Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

(b)           All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c)           The completion of the Purchaser’s due diligence, to its satisfaction, relating to the Purchased Asset and the Havelide System.

(d)           Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would be expected to have or result in a material adverse effect.

8.            Conditions Precedent to Seller’s Obligation to Close.  Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(a)           All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

(b)           All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

9.           Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement or any of the other transaction documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the transaction documents or the transactions contemplated hereby or thereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement or any transaction document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

10.           No Assignment. This Agreement, and the covenants herein contained, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement, either in part or in whole, without the prior written consent of the other Parties.

11.           Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement will be issued, at such time and in such manner as the Parties may mutually determine, or as required by law.

12.           Waiver.  The waiver by any Party to this Agreement of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any breach of any other provision of this Agreement.

13.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

14.           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchasers will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

15.           Captions.  Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed on original, but all of which taken together shall constitute one Agreement.

17.           Entire Agreement; Amendment.  This Agreement, together with the Schedules and Exhibits attached hereto, supersedes all other agreements and understandings between the Parties, either oral or written, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all of the Parties hereto.

18.           Expenses.  Each of the Parties shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing, and carrying out this Agreement, including, without limitation, all legal and accounting fees.

19.           Definitions.  As used herein, the following capitalized terms have the following meanings:

(a)            “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing

(b)            “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(c)           "Governmental Authority" means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

(d)            “Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

(e)           “Knowledge” mean an individual will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

(f)           “Person” or “person” mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PURCHASER: Petro Spring I, LLC By: /s/ Scot Cohen Name: Scot Cohen Title: Manager	SELLER: Havelide GTL LLC By: /s/ Stephen Boyd Name: Stephen Boyd Title: Managing Member

SHAREHOLDERS:
Petro River Oil Corp.
/s/ Stephen Boyd
Name: Stephen Boyd
By: /s/ Scot Cohen
Name: Scot Cohen	Havelide Systems, Inc.
Title: Executive Chairman	By: /s/ Stephen Boyd
Name: Stephen Boyd
Title: President

EXHIBIT A

1.           Patents:

Patent 1:
U.S.  Patent Appln. No. 14/180,869/ - Methods and System for Sequestering Compounds / 074364.00004

Patent 2:
U.S. Patent Appln. No. 14/180,921/ -Methods and Systems for Forming Concatenated Compounds / 074364.00005

All other prospective patents and applications relating to or arising out of gas to liquid technology and the Havelide System, including those prospective patents relating to landfills and others applications.

2.           Marks:

Havelide System
Havelide

All other Marks relating to or arising out of gas to liquid technology and the Havelide System

3.           Trademarks:

Havelide™

All other trademarks relating to or arising out of gas to liquid technology and the Havelide System

3.           Copyrights:

All copyrights relating to or arising out of gas to liquid technology and the Havelide System, including any published and unpublished writings, diagrams, plans and other written materials

4.           Net Names:

www.Havelide.com

All other websites and domain names relating to or arising out of gas to liquid technology and the Havelide System